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                                                                      EXHIBIT 99




[DUSA(R) LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc.(R)

For release at 7:00 am July 12th, 2004


                     DUSA ANNOUNCES INCREASED SECOND QUARTER
               LEVULAN(R) KERASTICK(R) AND BLU-U(R) END-USER SALES

Wilmington, MA. July 12, 2004 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) today announced increased second quarter Kerastick(R)and BLU-U(R)sales volumes, including initial sales in Canada.

For Q2 2004, end-user Levulan(R) Kerastick(R) sales to physicians totaled 17,910, including 1,908 sold by Coherent-AMT, our Canadian marketing and distribution partner. This compared to 12,054 Kerastick units sold during Q1 2004 and 1,914 during Q2 2003, neither of which included any Canadian sales.

The number of BLU-U(R) units placed in doctors' offices during the quarter also increased significantly, by 241, including 58 in Canada, compared with 128 during Q1 2004 and zero during Q2 2003. At the end of Q2 2004, there were 775 BLU-U units in doctors' offices, as compared to 534 at the end of Q1 2004, and 323 at the end of Q2 2003.

Dr. D. Geoffrey Shulman, DUSA's President and CEO, stated "We are very pleased with the continuing strong increases in Kerastick and BLU-U sales. In fact, BLU-U placements nearly doubled compared to the prior quarter, and Kerastick volumes increased nearly 50%, which was especially impressive since the prior quarter included significant sales made during the American Academy of Dermatology meeting, the largest dermatology conference of the year. Naturally, as we continue to invest in the development of our sales force, our sales and marketing costs will also continue to increase, but overall, we believe that DUSA is now well positioned to take advantage of the strong and increasing interest in our products during the remainder of 2004 and beyond."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with its primary focus in dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate

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to the belief that marketing and sales costs will increase, and that the Company is positioned to take advantage of interest in its products. Such risks and uncertainties include, but are not limited to, changing market and regulatory conditions, limited sales and marketing resources and experience, the impact of competitive products and pricing, continuing FDA approval and market acceptance of our products, maintenance of DUSA's patent portfolio and other risks identified in our SEC filings from time to time, including those contained in DUSA's Form 10-K for the year ended December 31, 2003.

For further information contact:
D. Geoffrey Shulman, MD, President and CEO
Or Shari Lovell, Director, Shareholder Services Tel: 416.363.5059
Fax: 416.363.6602 or visit www.dusapharma.com